Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2004

Highlights for the second quarter 2004 include:

•                  Net revenues of $36.0 million

•                  Net income of $5.5 million or $0.15 cents per diluted share

•                  Earnings before interest, taxes, depreciation and amortization (a non-GAAP measure) of $13.1 million

•                  Deployed sales force in 360 territories

•                  Completed $4.6 million common stock repurchase

•                  Signed licensing agreement with SkyePharma PLC to market a cardiovascular product in U.S.

Raises guidance for Q3 2004; Provides guidance for Q4 2004

•                  Third quarter 2004 guidance

•                  Net revenues of between $35 million and $37 million

•                  Earnings per share of between $0.15 and $0.17

•                  Fourth quarter 2004 guidance

•                  Net revenues of between $37 million and $40 million

•                  Earnings per share of between $0.17 and $0.20

ALPHARETTA, GA. (July 29, 2004) — First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the second quarter and six months ended June 30, 2004.  Net revenues for the second quarter were $36.0 million and net income was $5.5 million, or earnings of $0.15 per diluted share.  Cost of revenues for the quarter ended June 30, 2004 was $6.8 million, producing gross margins of 81%.  Selling, general and administrative expenses were $15.7 million for the second quarter of 2004.  Results for the first half of 2004 are included in the accompanying unaudited financial statements.

                First Horizon’s CEO and President, Patrick Fourteau, commented, “We are pleased with our second quarter sales performance, as both Sular and our newly launched Prenate Elite have more than met our expectations.  The execution of our sales and marketing strategy for our promoted product lines has been effective and we continue to maintain our operational discipline with inventories on our promoted products.”

Cardiology Products

                Net revenues of the Cardiology products were $20.5 million for the second quarter of 2004.  Sular, the Company’s largest cardiology product positioned for patients with moderate to severe hypertension, continued to perform well, producing revenues of $16.3 million for the second quarter of 2004.  New prescriptions of Sular increased 24.0% and total prescriptions of Sular increased 9.4% for the second quarter of 2004 compared with the second quarter of 2003.  (Source: IMS Health’s National

Prescription Audit PlusTM data).  “Sular’s sales growth has primarily been the result of total prescription growth, significant hospital growth and the impact of recent managed care plan additions,” Mr. Fourteau noted.

                During the second quarter of 2004, First Horizon announced an agreement with SkyePharma PLC, granting First Horizon the exclusive license to market and distribute a cardiovascular product in the United States.  The product has been submitted to the U.S. Food and Drug Administration (“FDA”) for approval, which is expected by the end of this year.  First Horizon intends to begin marketing and distribution shortly after FDA approval.  Details of this agreement were previously announced on May 17, 2004.

“This agreement is an example of the next step in our strategy to expand our product line through acquisitions and licensing which are complementary to our existing product portfolio,” Mr. Fourteau said.  “Once we begin marketing and distributing this new product, we expect its sales to be accretive to earnings.”

Also during the second quarter of 2004, First Horizon executed an agreement with Medco Health Solutions, Inc. to add Sular, Nitrolingual and Prenate Elite to their national formulary.  The Medco Health relationship allowed Sular to also be added to the United Healthcare prescription drug list in July 2004.  As a result of each of these listings, Sular is now accessible to approximately an additional 65 million people with a funded pharmacy benefit plan.

Women’s Health/Pediatric Products

                Net revenues of the Women’s Health/Pediatric products, which include Prenate Elite, the Tanafed line, the Robinul line, and Ponstel, were $12.6 million for the second quarter of 2004.  Prenate Elite’s net revenue for the second quarter of 2004 was $2.7 million.  Launched in April 2004, Prenate Elite has captured an 8.5% market share of new prescriptions as of June 2004 (Source: IMS Health’s National Prescription Audit PlusTM data), reinforcing our belief that its principal component, Metafolin®, offers greater opportunity for folate metabolism and subsequent absorption over folic acid.

Stock Repurchase

                During the second quarter of 2004, First Horizon repurchased a total of 260,000 shares of its common stock at a cost of $4.6 million.

Outlook

                First Horizon raised its previous revenue and earnings per share guidance for the third quarter of 2004 and is providing revenue and earnings per share guidance for the fourth quarter of 2004.  First Horizon expects third quarter revenues to be in the range of $35 million to $37 million and earnings per share in the range of $0.15 and $0.17.  First Horizon expects fourth quarter revenues to be in the range of $37 million to $40 million and earnings per share in the range of $0.17 and $0.20.  Management believes that the growth in each of the third and fourth quarters of 2004 will be driven by the impact of approximately one hundred additional sales representatives deployed during the second quarter of 2004, the impact of managed care plan additions, continued hospital growth and the continued growth in our Prenate Elite total prescription market share.  This guidance does not anticipate any revenues from the new cardiovascular product and reflects lower revenues for the Tanafed line as a result of a competiting product that is the subject of our litigation with Breckenridge Pharmaceutical, Inc.

Conference Call

                First Horizon will host a conference call on July 29, 2004, at 11 a.m. Eastern Daylight Time to discuss First Horizon’s financial results.  Analysts, investors and other interested parties are invited to participate by visiting First Horizon’s website, http://www.fhrx.com and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are 1-800-299-0433 for domestic callers and 617-801-9712 for international callers.  All callers should use the pass code 78635078 to gain access to the conference call. A replay of this conference call will be available by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers.  All callers should use the pass code 35908903 to gain access to the replay.  The replay will be available through August 5, 2004.

First Horizon Background

                First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com

Safe Harbor Statement

This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described.  Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

•                  We may not attain expected net revenues and earnings per share;

•                  The plan to increase our number of sales representatives may differ from our current expectations;

•                  Our competitors and potential competitors may increase their competitive activities in response to our growth and increasing market share for our products;

•                  The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

•                  Sales of our Prenate Elite may not be at the levels that we anticipate;

•      We may not be able to protect our competitive position for Prenate Elite from patent infringers;

•                  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and an issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

•                  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

•                  Our supplier can terminate our rights to commercialize Nitrolingual; the revenue from the smaller size of this product has not met our expectation;

•                  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

•                  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

•                  We rely on operational data obtained from IMS, an industry accepted data source.  IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

•                  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

•                  An adverse judgment in our patent infringement action with Breckenridge Pharmaceutical, Inc. with respect to our Tanafed products, could result in the invalidation of our Tanafed patents, cause us to lose market share for Tanafed products and result in a loss of earnings and profits from Tanafed sales.

•                  If our products under development fail in clinical studies, if we fail to obtain, or if we encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

•                  If the FDA does not approve certain labeling for the cardiovascular product we have licensed from SkyePharma or if our marketing plan for this product does not yield the anticipated results, then our sales of that product may be restricted;

•                  Our business and products are highly regulated.  The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

•                  New regulatory requirements could restrict sales of our existing products, reduce our ability to extend existing product lines or make it more difficult to acquire, license or sell new products;

•                  The introduction of generics for our products or products that compete with our products may adversely effect our sales and revenues;

•                  Some unforeseen difficulties may occur.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Statement of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net revenues	$35,990	$20,958	$68,008	$33,453

Operating costs and expenses:
Cost of revenues	6,825	5,937	12,400	10,025
Selling, general and administrative	15,737	15,538	29,588	32,550
Depreciation and amortization	4,139	4,179	8,270	8,302
Impairment charge	—	4,152	—	4,152
Research and development	363	570	544	1,458
Total operating costs and expenses	27,064	30,376	50,802	56,487

Operating income (loss)	8,926	(9,418)	17,206	(23,034)

Interest expense	(754)	(109)	(964)	(120)
Interest income and other	967	100	1,270	238
Total other income (expense)	213	(9)	306	118

Income (loss) before provision for income taxes	9,139	(9,427)	17,512	(22,916)
Provision (benefit) for income taxes	3,630	(3,323)	6,956	(8,133)

Net income (loss)	$5,509	$(6,104)	$10,556	$(14,783)

Net income (loss) per common share:
Basic	$0.15	$(0.18)	$0.29	$(0.42)
Diluted	$0.15	$(0.18)	$0.29	$(0.42)

Weighted average common shares outstanding:
Basic	36,000	34,875	35,872	35,073
Diluted	37,053	34,875	36,950	35,073

FIRST HORIZON PHARMACEUTICAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$58,472	$33,722
Marketable securities	145,957	9,996
Accounts receivable, net	17,353	15,681
Inventories	10,599	11,188
Income taxes receivable	6,986	4,839
Current deferred tax assets	2,989	3,005
Other current assets	5,339	2,470
Total current assets	247,695	80,901

Property and equipment, net	2,766	2,830

Other assets:
Intangibles, net	232,893	240,356
Deferred tax assets	—	333
Other assets	9,894	733
Total other assets	242,787	241,422

Total assets	$493,248	$325,153

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,204	$5,661
Accrued expenses	12,910	13,210
Total current liabilities	23,114	18,871

Long-term liabilities:
Convertible debt	150,000	—
Deferred tax liabilities	1,590	—
Other long-term liabilities	621	505
Total liabilities	175,325	19,376

Stockholders’ equity:

Common stock	36	36
Additional paid-in capital	291,755	288,666
Retained earnings	27,317	16,761
Accumulated other comprehensive income (loss)	(1,185)	314
Total stockholders’ equity	317,923	305,777

Total liabilities and stockholders’ equity	$493,248	$325,153

FIRST HORIZON PHARMACEUTICAL CORPORATION

Reconciliation of EBITDA*

(Unaudited, in thousands)

	For the Quarter Ended June 30, 2004	For the Six Months Ended June 30, 2004
Net income as reported (GAAP)	$5,509	10,556
Less: Interest income and other	967	1,270
Add: Interest expense	754	964
Add: Provision for income taxes	3,630	6,956
Add: Depreciation and amortization	4,139	8,270
Earnings before interest, taxes, depreciation and amortization	$13,065	$25,476

* The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cash flow.  EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.